Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, April 28, 2005	(302) 857-3745

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER ENDED MARCH 31, 2005

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the quarter ended March 31, 2005.

The first quarter historically results in a loss for the Company due to the seasonality of the motorsports business. One major motorsports event was held during the first quarter of 2005 whereas no major events were held during the first quarter of 2004. A NASCAR Busch Series event was held at Nashville Superspeedway in late March in 2005 rather than in early April as it was in 2004.

For the quarter ended March 31, 2005 revenues were $3,549,000 compared with $1,160,000 in the first quarter of 2004. The increase in revenues in 2005 was due to the inclusion of the NASCAR Busch Series event in Nashville, which had a 6% increase in revenue from the prior year event principally due to higher attendance and TV broadcast fees.

Operating and marketing expenses for the quarter ended March 31, 2005 increased by $2,421,000 principally due to the inclusion of the Busch Series event in Nashville.

For the quarter ended March 31, 2005, general and administrative expenses were $3,533,000 compared with $3,693,000 in the prior year. The decrease resulted from savings realized from previously closed offices in St. Petersburg and Denver of $253,000 partially offset by higher fringe benefit expenses and costs incurred to comply with the Sarbanes-Oxley Act of 2002.

Depreciation and amortization increased by $34,000 in the first quarter of 2005 primarily due to minor facility and track improvements at the Company’s various locations. Net interest expense decreased by $205,000 in the first quarter of 2005 primarily due to lower average levels of indebtedness in 2005.

Loss before income tax benefit for the quarter ended March 31, 2005 was reduced to $8,088,000 compared with $8,387,000 in the prior year. The lower loss was principally due to the contribution from the Nashville Busch Series event in this year’s first quarter results.

The income tax benefit for the quarter ended March 31, 2005 was $4,206,000 compared with $5,201,000 in the first quarter of 2004. The lower tax benefit in 2005 was the result of a lower pre-tax loss in the quarter compared with the comparable quarter in the prior year and the Company using a lower estimated effective income tax rate of 52.0% in 2005 compared with 62.0% in 2004.

Net loss for the quarter ended March 31, 2005 was $3,882,000 or $.10 per diluted share compared with $3,186,000 or $.08 per diluted share for the comparable period of the prior year. The lower effective income tax rate in 2005 negatively affected after-tax results in the first quarter because it yielded a lower tax benefit. Conversely, this lower effective tax rate in 2005 is expected to positively affect the comparisons of after-tax earnings in the profitable second and third quarters.

The financial condition of the Company remained strong during the first quarter of 2005. Cash flow from operations was $3,019,000 in the first quarter of 2005 compared with $8,691,000 in the first quarter of 2004. The prior year’s first quarter cash flows reflected an income tax refund of $6,156,000. Deferred revenue, an indicator of future ticket and sponsor revenues, was $33,401,000 at March 31, 2005 compared with $32,396,000 at March 31, 2004. This increase was achieved despite the fact that the 2004 Nashville Busch Series event was included in the 2004 amount but no similar amount was included in 2005. On a comparable basis deferred revenue at March 31, 2005 was 7% higher than the prior year.

Capital spending was $5,987,000 in the first quarter of 2005 compared with $799,000 in the first quarter of 2004. Capital spending in the first quarter of 2005 primarily related to the acquisition of certain adjoining parcels of property at Dover International Speedway.

At March 31, 2005, the Company’s indebtedness was $47,684,000 compared with $54,468,000 a year ago.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, NHRA, IRL and Champ Car. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Admissions	$1,203	$88
Event-related revenue	1,107	538
Broadcasting revenue	631	—
Other revenue	608	534

	3,549	1,160

Expenses:
Operating and marketing	4,746	2,325
General and administrative	3,533	3,693
Depreciation and amortization	2,426	2,392

	10,705	8,410

Operating loss	(7,156)	(7,250)

Interest income	4	2
Interest expense	(936)	(1,139)

Loss before income tax benefit	(8,088)	(8,387)

Income tax benefit	4,206	5,201

Net loss	$(3,882)	$(3,186)

Net loss per common share:
- Basic	$(0.10)	$(0.08)

- Diluted	$(0.10)	$(0.08)

Average shares outstanding:
- Basic	40,078	39,994
-Diluted	40,078	39,994

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	March 31, 2005	March 31, 2004	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$499	$4,336	$134
Accounts receivable	11,952	10,000	3,894
Inventories	302	343	223
Prepaid expenses and other	5,768	4,954	2,727
Income taxes receivable	38	363	—
Deferred income taxes	781	337	781

Total current assets	19,340	20,333	7,759

Property and equipment, net	228,555	228,031	224,973
Restricted cash	1,925	1,810	3,571
Other assets, net	1,349	1,563	1,385
Deferred income taxes	46	90	46
Goodwill	8,521	8,521	8,521

Total assets	$259,736	$260,348	$246,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$950	$2,798	$1,947
Accrued liabilities	4,508	3,377	5,550
Payable to Dover Downs Gaming & Entertainment, Inc.	17	3	2
Income taxes payable	—	—	324
Current portion of long-term debt	875	805	805
Deferred revenue	33,401	32,396	11,663

Total current liabilities	39,751	39,379	20,291

Notes payable to banks	30,000	35,980	27,000
Long-term debt	16,809	17,683	17,684
Other liabilities	42	64	64
Deferred income taxes	38,906	33,456	42,750

Stockholders’ equity:
Common stock	1,706	1,662	1,695
Class A common stock	2,324	2,338	2,324
Additional paid-in capital	129,201	127,783	128,542
Retained earnings	2,549	2,413	6,834
Accumulated other comprehensive loss	(527)	(410)	(527)
Deferred compensation	(1,025)	—	(402)

Total stockholders’ equity	134,228	133,786	138,466

Total liabilities and stockholders’ equity	$259,736	$260,348	$246,255

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Operating activities:
Net loss	$(3,882)	$(3,186)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization	2,426	2,392
Amortization of credit facility fees	36	98
Amortization of deferred compensation	47	—
Deferred income taxes	(3,844)	(4,840)
Changes in assets and liabilities:
Accounts receivable	(8,058)	(7,357)
Inventories	(79)	(84)
Prepaid expenses and other	(2,957)	(3,193)
Income taxes receivable/payable	(362)	5,436
Accounts payable	(997)	(535)
Accrued liabilities	(1,042)	(1,210)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	15	99
Deferred revenue	21,738	21,092
Other liabilities	(22)	(21)

Net cash provided by operating activities	3,019	8,691

Investing activities:
Capital expenditures	(5,987)	(799)
Restricted cash	1,646	1,623

Net cash (used in) provided by investing activities	(4,341)	824

Financing activities:
Borrowings from/(repayments on) notes payable to banks, net	3,000	(7,065)
Repayments of long-term debt	(805)	(744)
Credit facility origination and amendment fees	(105)	(318)
Dividends paid	(403)	(400)

Net cash provided by (used in) financing activities	1,687	(8,527)

Net increase in cash and cash equivalents	365	988
Cash and cash equivalents, beginning of period	134	3,348

Cash and cash equivalents, end of period	$499	$4,336